CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No.23 to the Registration Statement on Form N-1A of Scudder Cash Investment Trust, of our report dated July 27, 1998 on our audits of the financial statements and financial highlights of Scudder Cash Investment Trust, which report is included in the Annual Report to Shareholders for the year ended June 30, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the references to our Firm under the captions "Experts" and "Financial Statements."


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 12, 1998